                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                        SALEM COMMUNICATIONS CORPORATION
                     AND COMMUNICATIONS HOLDING CORPORATION

                                                                     PARENT
                        ----------------------------------------------------------------------------------------------------
                                                                                                        PRO FORMA(2)
                                                                                                ----------------------------
                                                                              NINE MONTHS                       NINE MONTHS
                                                                                 ENDED           YEAR ENDED        ENDED
                                     YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,      DECEMBER 31,   SEPTEMBER 30,
                        ------------------------------------------------  ------------------    ------------   -------------
                          1997      1998      1999      2000      2001      2001      2002          2001           2002
                        --------  --------  --------  -------   --------  -------   --------    ------------  --------------
                                              (DOLLARS IN THOUSANDS)
Pretax income (loss)
from continuing
operations............  $(1,086)  $(1,924)  $(6,086)  $19,146   $ 7,983   $ 6,754   $(5,157)     $ 9,295         $(4,176)

Interest expense......   12,706    15,941    14,219    17,452    26,541    19,719    20,293       25,230          19,312

Interest portion of
rent expense..........    1,601     1,615     2,000     2,467     2,667     2,013     2,174        2,667           2,174
                        -------   -------   -------   -------   -------   -------   -------      -------         -------
Earnings..............  $13,221   $15,632   $10,133   $39,065   $37,191   $28,486   $17,310      $37,192         $17,310
                        =======   =======   =======   =======   =======   =======   =======      =======         =======

Interest expense......  $12,706   $15,941   $14,219   $17,452   $26,541   $19,719   $20,293      $25,230         $19,312

Interest portion of
rent expense..........    1,601     1,615     2,000     2,467     2,667     2,013     2,174        2,667           2,174
                        -------   -------   -------   -------   -------   -------   -------      -------         -------
Fixed charges(3)......  $14,307   $17,556   $16,219   $19,919   $29,208   $21,732   $22,467      $27,897         $21,486
                        =======   =======   =======   =======   =======   =======   =======      =======         =======

Ratio of earnings to
fixed charges(3)......      0.9x      0.9x      0.6x      2.0x      1.3x      1.3x      0.8x         1.3x            0.8x

                                                           SALEM HOLDING(1)
                           ------------------------------------------------------------------------------
                                                                                      PRO FORMA(2)
                                                                              ---------------------------
                                                            NINE MONTHS         YEAR         NINE MONTHS
                                   YEAR ENDED                 ENDED             ENDED           ENDED
                                  DECEMBER 31,             SEPTEMBER 30,      DECEMBER 31,  SEPTEMBER 30,
                           ---------------------------   ------------------   ------------  -------------
                             1999     2000       2001      2001      2002         2001           2002
                           -------  -------    -------   --------  --------   ------------  -------------
                                                       (DOLLARS IN THOUSANDS)
Pretax income (loss)
from continuing
operations............     $   508   $36,786   $22,276   $16,969   $ 4,970       $23,588      $ 5,951

Interest expense......      14,174    15,506    26,538    19,716    20,814        25,226       19,833

Interest portion of
rent expense..........       2,000     2,467     2,624     2,073     1,968         2,624        1,968
                           -------   -------   -------   -------   -------       -------      -------
Earnings..............     $16,682   $54,759   $51,438   $38,758   $27,752       $51,438      $27,752
                           =======   =======   =======   =======   =======       =======      =======

Interest expense......     $14,174   $15,506   $26,538   $19,716   $20,814       $25,226      $19,833

Interest portion of
rent expense..........       2,000     2,467     2,624     2,073     1,968         2,624        1,968
                           -------   -------   -------   -------   -------       -------     --------
Fixed charges(3)......     $16,174   $17,973   $29,162   $21,789   $22,782       $27,850      $21,801
                           =======   =======   =======   =======   =======       =======      =======

Ratio of earnings to
fixed charges(3)......         1.0x      3.0x      1.8x      1.8x      1.2x          1.8x         1.3x

(1) Selected consolidated financial and other data of Salem Holding as of and for the three years ended December 31, 1999 is identical to Parent's selected consolidated financial and other data for those periods because Parent formed Salem Holding as a wholly-owned subsidiary in May 2000 and assigned substantially all of its assets and liabilities to Salem Holding in August 2000.

(2) Financial information as of September 30, 2002, on a pro forma basis for the repayment of $13.0 million of borrowings under the credit facility of Salem Holdings, since September 30, 2002, the issuance of the notes offered hereby, and the use of the net proceeds therefrom, together with additional borrowings of approximately $8.4 million under the credit facility of Salem Holding, to redeem in full the 9 1/2 % senior subordinated notes due 2007 of Salem Holding.

(3) For the purposes of calculating the ratio of earnings to fixed charges and pro forma earnings to fixed charges, "earnings" consist of income (loss) before income taxes and extraordinary items plus fixed charges, and "fixed charges" consist of interest expense plus an allocation of a portion of rent expense representing interest. The pro forma earnings to fixed charges ratio gives effect to the issuance of the notes offered hereby, and the use of the net proceeds therefrom, together with additional borrowings of approximately $8.4 million under the credit facility of Salem Holding, to redeem in full the 9 1/2 % senior subordinated notes due 2007 of Salem Holding, as if each occurred at the beginning of the period presented. For the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2002 and September 30, 2002 (pro forma), our earnings were inadequate to cover fixed charges; the coverage deficiency for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2002 and September 30, 2002 (pro forma) was $1.1 million, $1.9 million, $6.1 million, $5.2 million and $4.2 million respectively.